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                                     Exhibit 99.1


                          Press Release Dated March 24, 1998


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                 CHATTEM COMPLETES ACQUISITION OF BAN DEODORANT;
                  ISSUES $200,000,000 SENIOR SUBORDINATED NOTES

FOR IMMEDIATE RELEASE
MARCH 24, 1998

CHATTEM, INC. (NASDAQ:CHTT), a Chattanooga, Tennessee based manufacturer of health and beauty care products and the SUNSOURCE line of dietary supplements, announced today the completion of the previously announced acquisition of the BAN-Registered Trademark- line of antiperspirant/deodorant products from Bristol-Myers Squibb Company for a purchase price of $165.0 million (subject to an inventory adjustment), plus the assumption of up to $5.0 million of liabilities. Chattem acquired the BAN trademarks, formulae, certain patents pertaining to the anti-perspirant/deodorant products technology, technical information, inventory, manufacturing equipment and packaging related assets used in the manufacture of BAN but not the right to sell BAN in Japan. Concurrently with the closing of the acquisition, the Company issued $200,000,000 of 8 7/8% Senior Subordinated Notes due 2008 and amended and restated its existing senior secured credit facilities. The proceeds from the Senior Subordinated Notes were used to fund the purchase of BAN and repay certain bank indebtedness.
          BAN is one of the most highly recognized brands in the anti-perspirant/deodorant market, and the leader in the roll-on segment. On a pro forma basis, including the acquisition of BAN, Chattem would have generated revenues in fiscal 1997 of approximately $240 million.

          The addition of the BAN product line to Chattem will further diversify the Company's revenue base and enhance its market presence. The BAN acquisition also allows Chattem to achieve its previously stated goal of achieving $200 million in annual revenues, as the Company now focuses on reaching $500 million in yearly sales.



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          Chattem will seek to increase the BAN revenues and related contribution by significantly augmenting the brand's current level of
advertising  spending.   Chattem also expects to realize significant cost
savings on a pro forma basis by utilizing contract manufacturers to produce the BAN products.

          The Senior Subordinated Notes, which were offered through NationsBanc Montgomery Securities LLC, provide the Company with significant long-term fixed rate capital at an attractive 8 7/8% rate of interest. The Notes were rated B2 by Moody's Investor Service and B- with a stable outlook by Standard & Poor's. Both ratings represented improvements from the Company's earlier ratings with respect to its 1994 Senior Subordinated Notes.

          The senior bank credit agreement, of which NationsBank of Tennessee, N.A. is agent, includes term loans and a working capital facility.

          All forward looking statements are subject to the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.


Company contact:

A. Alexander Taylor II (x 281)
            or
Stephen M. Powell
Chattem, Inc.
(423) 821-4571 (x 340)